Exhibit 99.1

Teva Reports Fourth Quarter and Full Year 2022 Financial Results

TEL AVIV, Israel--(BUSINESS WIRE)--February 8, 2023--Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the year and the quarter ended December 31, 2022.

  Q4 and FY 2022 highlights:
	Q4 2022	FY 2022
Revenues	$3.9 billion	$14.9 billion
GAAP diluted loss per share	$(1.10)	$(2.12)
Non-GAAP diluted EPS	$0.71	$2.52
Cash flow generated from operating activities	$973 million	$1,590 million
Free cash flow	$1,140 million	$2,243 million
  2023 business outlook:
    Revenues are expected to be $14.8 - $15.4 billion
    Adjusted EBITDA of $4.5 - $4.9 billion
    Non-GAAP diluted EPS is expected to be $2.25 - $2.55
    Free cash flow is expected to be $1.7 - $2.1 billion

"It is a huge pleasure to be leading the Company through my first reporting period as CEO of Teva. The tremendous work that has been done to get the business back to a solid foundation serves as excellent grounds to transition into a new path for growth.

In 2022, Teva delivered solid results. Our key innovative brands, AUSTEDO® and AJOVY®, continued to drive growth, with AUSTEDO increasing 20% in the U.S. We expect continued expansion as this medicine addresses a still large unmet need for tardive dyskinesia patients.

Our generics business performed strongly in Europe and International Markets, growing 9% and 5% respectively, in local currency terms. We also continued to optimize our supply chain and manufacturing capabilities and reduced our net debt.

Looking ahead to 2023, I am especially enthusiastic about the progress of our innovative, biosimilars and generic pipelines, which include interesting and differentiated assets. As we work on an updated strategy, we are looking for opportunities to best position Teva for long-term growth and generate value to all stakeholders."

2022 Annual Consolidated Results

Revenues in 2022 were $14,925 million, a decrease of 6%, in U.S. dollars or 1% in local currency terms, compared to 2021, mainly due to lower revenues from COPAXONE® and certain respiratory products in our North America and Europe segments, generic products as well as BENDEKA® and TREANDA® in our North America segment, partially offset by higher revenues from generic products in our Europe and International Markets segments, and from our innovative products – AUSTEDO and AJOVY, and Anda.

Exchange rate movements during 2022, including hedging effects, negatively impacted revenues by $780 million, operating income by $247 million and non-GAAP operating income by $263 million, each as compared to 2021.

Gross profit was $6,973 million in 2022, a decrease of 8% compared to 2021. Gross profit margin was 46.7% in 2022, compared to 47.8% in 2021. Non-GAAP gross profit was $8,056 million in 2022, a decrease of 6% compared to 2021. Non-GAAP gross profit margin was 54.0% in 2022, compared to 54.2% in 2021. This decrease in both GAAP and non-GAAP gross profit margin was mainly due to lower revenues from COPAXONE and certain respiratory products in our North America and Europe segments, partially offset by higher revenues from AUSTEDO in North America and a favorable mix of generic products in our Europe segment.

Research and Development (R&D) expenses in 2022 were $838 million, a decrease of 13% compared to 2021. The decrease in R&D expenses in 2022 was mainly due to a decrease in several neuroscience projects (in the pain and migraine and headache therapeutic areas) and immunology (in the respiratory therapeutic area) as well as a decline in various generics projects, and an adjustment in payments pursuant to a contract with one of our R&D partners in 2022, partially offset by higher R&D expenses related to our biosimilar products pipeline.

Selling and Marketing (S&M) expenses in 2022 were $2,265 million, a decrease of 7% compared to 2021.

General and Administrative (G&A) expenses in 2022 were $1,180 million, an increase of 7% compared to 2021. This increase was related to proceeds received from Teva’s insurance carriers pursuant to a settlement reached on a derivative proceeding in the second quarter of 2021 related to the acquisition of Actavis Generics, as well as higher litigation fees in the second quarter of 2022.

Other income in 2022 was $107 million, compared to $98 million in 2021.

Operating loss was $2,099 million in 2022, compared to operating income of $1,716 million in 2021. Operating loss as a percentage of revenues was 14.1% in 2022, compared to operating income as a percentage of revenues of 10.8% in 2021. Operating loss in 2022 was mainly affected by goodwill impairment charges, and legal settlements and loss contingencies. Non-GAAP operating income was $4,139 million in 2022, or 27.7% of revenues compared to $4,401 million, or 27.7% of revenues in 2021. Non-GAAP operating margin in 2022 was mainly affected by lower gross profit margin, as discussed above, offset by lower operating expenses as a percentage of revenues.

Adjusted EBITDA was $4,598 million in 2022, compared to $4,911 million in 2021.

In 2022, financial expenses, net were $966 million, compared to $1,058 million in 2021. Financial expenses in 2022 were mainly comprised of interest expenses and other bank charges of $930 million. Financial expenses in 2021 were mainly comprised of interest expenses and other bank charges of $891 million and loss on revaluations of marketable securities of $90 million.

In 2022, we recognized a tax benefit of $638 million, or 21%, on a pre-tax loss of $3,065 million. In 2021, we recognized a tax expense of $211 million, or 32%, on a pre-tax income of $658 million. Our tax rate for 2022 was lower than in 2021 mainly due to the realization of losses related to an investment in one of our U.S. subsidiaries, partially offset by a goodwill impairment charge that did not have a corresponding tax effect.

Non-GAAP tax rate for 2022 was 12%, compared to 16% in 2021. Our non-GAAP tax rate in 2022 was mainly affected by the realization of losses related to an investment in one of our U.S. subsidiaries, the mix of products we sold, interest expense disallowances and adjustments to valuation allowances on deferred tax assets.

Net loss attributable to Teva and diluted loss per share in 2022 were $2,353 million and $2.12, respectively, compared to net income attributable to Teva of $417 million and diluted income per share of $0.38 in 2021. Net loss in 2022 was mainly affected by goodwill impairment charges and legal settlements and loss contingencies, partially offset by a tax benefit. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in 2022 were $2,812 million and $2.52, respectively, compared to $2,855 million and $2.58 in 2021.

As of December 31, 2022 and 2021, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,143 million and 1,128 million shares, respectively.

Non-GAAP information: net non-GAAP adjustments in 2022 were $5,166 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the year were adjusted to exclude the following items:

  Amortization of purchased intangible assets totaling $732 million, of which $649 million is included in cost of goods sold and the remaining $83 million in S&M expenses;
  Legal settlements and loss contingencies of $2,082 million;
  Goodwill impairment charges of $2,045 million;
  Impairment of long-lived assets of $402 million;
  Restructuring expenses of $146 million;
  Costs related to regulatory actions taken in facilities of $7 million;
  Equity compensation expenses of $124 million;
  Contingent consideration expenses of $163 million;
  Gain on sale of business of $47 million;
  Accelerated depreciation of $117 million;
  Financial expenses of $61 million;
  Share in profits of associated companies, net of $22 million;
  Items attributable to non-controlling interests of $96 million;
  Other non-GAAP items of $465 million; and
  Corresponding tax effects and unusual tax items amounted to income of $1,016 million.

We believe that excluding such items facilitates investors’ understanding of our business. Commencing the first quarter of 2022, we no longer exclude in-process research and development (“IPR&D”) acquired in development arrangements from our non-GAAP financial measures. In our comparable non-GAAP financial measures for 2021 we excluded $15 million IPR&D acquired in development arrangements. We are not recasting the non-GAAP presentation for 2021 since the adjustment is not significant. We made this change to our presentation of non-GAAP financial measures to improve comparability of our non-GAAP presentation to those of other companies in the pharmaceutical industry that made a similar change to their presentations beginning in the first quarter of 2022.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities in 2022 was $1,590 million, compared to $798 million in 2021. The increase in 2022 resulted mainly from the sale of accounts receivables under our U.S. securitization facility entered into in November 2022, and lower cash collections remitted to the owner of the receivables under our EU securitization program mainly due to exchange rate fluctuation, partially offset by an increase in inventory levels, as well as higher payments of legal settlements in connection with the opioids litigation.

Free cash flow (defined as cash flow generated from operating activities, cash used for capital investments, beneficial interest collected in exchange for securitized accounts receivables, proceeds from divestitures of businesses and other assets and cash used for acquisition of businesses, net of cash acquired) was $2,243 million in 2022, compared to $2,196 million in 2021. The increase in 2022 resulted mainly from an increase in cash flow generated from operating activities, partially offset by lower beneficial interest collected in exchange for securitized accounts receivables under our EU securitization program mainly due to exchange rate fluctuations, as well as lower proceeds from divestitures of businesses and other assets.

On November 7, 2022, Teva and a bankruptcy-remote special purpose vehicle (“SPV”) entered into an accounts receivable securitization facility (“AR Facility”) with PNC Bank, National Association (“PNC”) with a three-year term. The AR Facility provides for purchases of accounts receivable by PNC in an amount of up to $1 billion through November 2023, and up to $500 million from November 2023 through November 2025, provided that the SPV may increase the commitment amount up to $1 billion if additional credit providers participate in the AR facility. The total balance of accounts receivables sold to PNC as of December 31, 2022 was $820 million which were derecognized by the SPV. In addition to the accounts receivables sold, an amount of $436 million of the SPV’s accounts receivables is pledged to PNC by the SPV as a seller guarantee, and is included under “Accounts receivables, net”, in our consolidated balance sheet as of December 31,2022. In the fourth quarter of 2022, Teva received proceeds of $820 million under the AR facility, which are included in cash from operating activities in the Consolidated Statements of Cash Flows for the year ended December 31, 2022.

As of December 31, 2022, our debt was $21,212 million, compared to $23,043 million as of December 31, 2021. This decrease was mainly due to $1,369 million of senior notes repaid at maturity and $484 million of exchange rate fluctuations. The portion of total debt classified as short-term as of December 31, 2022 was 10%, compared to 6% as of December 31, 2021, mainly due to repayment of debt, partially offset by a reclassification of upcoming maturities in 2022. Our average debt maturity was approximately 5.8 years as of December 31, 2022, compared to 6.4 years as of December 31, 2021.

Fourth Quarter 2022 Consolidated Results

Revenues in the fourth quarter of 2022 were $3,884 million, a decrease of 5% in U.S. dollars or an increase of 1% in local currency terms, compared to the fourth quarter of 2021. This increase was mainly due to higher revenues from Anda, generic products in our Europe segment, AUSTEDO and AJOVY, partially offset by lower revenues from generic products and certain respiratory products in our North America segment as well as COPAXONE.

Exchange rate differences between the fourth quarter of 2022 and the fourth quarter of 2021, including hedging effects, negatively impacted revenues by $270 million and operating income by $132 million. Non-GAAP operating income was negatively impacted by $135 million.

Gross profit was $1,770 million in the fourth quarter of 2022, a decrease of 14% compared to the fourth quarter of 2021. Gross profit margin was 45.6% in the fourth quarter of 2022, compared to 50.0% in the fourth quarter of 2021. Non-GAAP gross profit was $2,105 million in the fourth quarter of 2022, a decrease of 9% compared to the fourth quarter of 2021. Non-GAAP gross profit margin was 54.2% in the fourth quarter of 2022, compared to 56.1% in the fourth quarter of 2021. The decrease in gross profit margin in the fourth quarter of 2022 resulted mainly from an increase in revenues with lower profitability from Anda in our North America segment, partially offset by higher revenues from AUSTEDO in our North America segment and a favorable mix of generic products in our Europe segment.

Research and Development (R&D) expenses in the fourth quarter of 2022 were $210 million, a decrease of 14% compared to the fourth quarter of 2021. The decrease in R&D expenses in the fourth quarter of 2022 was mainly due to a decrease in various generics projects as well as in immunology (in the respiratory therapeutic area), partially offset by higher R&D expenses related to our biosimilar products pipeline.

Selling and Marketing (S&M) expenses in the fourth quarter of 2022 were $549 million, a decrease of 13% compared to the fourth quarter of 2021.

General and Administrative (G&A) expenses in the fourth quarter of 2022 were $289 million, an increase of 4% compared to the fourth quarter of 2021.

Other income in the fourth quarter of 2022 was $19 million, compared to $26 million in the fourth quarter of 2021.

Operating loss in the fourth quarter of 2022 was $855 million, compared to operating income of $78 million in the fourth quarter of 2021. This decrease was mainly due to goodwill impairment charges recorded in the fourth quarter of 2022, partially offset by lower legal settlements and loss contingencies. Operating loss as a percentage of revenues was 22.0% in the fourth quarter of 2022, compared to operating income as a percentage of revenues of 1.9% in the fourth quarter of 2021. The decrease in operating margin was mainly due to the effect of goodwill impairment charges as a percentage of revenues, partially offset by lower legal settlements and loss contingencies as a percentage of revenues.

Non-GAAP operating income in the fourth quarter of 2022 was $1,130 million or 29.1% of revenues compared to $1,248 million or 30.4% of revenues in the fourth quarter of 2021. Non-GAAP operating margin in the fourth quarter of 2022 was mainly affected by lower gross profit margin, as discussed above, partially offset by lower operating expenses as a percentage of revenues.

Adjusted EBITDA was $1,240 million in the fourth quarter of 2022, a decrease of 10%, compared to $1,373 million in the fourth quarter of 2021.

Financial expenses, net in the fourth quarter of 2022 were $245 million, compared to $253 million in the fourth quarter of 2021. Financial expenses, net in the fourth quarter of 2022 and 2021, were mainly comprised of interest expenses of $237 million and $225 million, respectively.

In the fourth quarter of 2022, we recognized a tax expense of $154 million on a pre-tax loss of $1,100 million, mainly due to goodwill impairment charges that did not have a corresponding tax effect. In the fourth quarter of 2021, we recognized a tax benefit of $24 million on pre-tax loss of $175 million.

Non-GAAP tax rate in the fourth quarter of 2022 was 11%, compared to 15% in the fourth quarter of 2021. Our non-GAAP tax rate in the fourth quarter of 2022 was mainly affected by the mix of products we sold, interest expense disallowances and adjustments to valuation allowances on deferred tax assets.

Net loss attributable to Teva and diluted loss per share in the fourth quarter of 2022 were $1,221 million and $1.10, respectively, compared to $159 million and $0.14, respectively, in the fourth quarter of 2021. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the fourth quarter of 2022 were $791 million and $0.71, respectively, compared to $854 million and $0.77, respectively, in the fourth quarter of 2021.

Non-GAAP information: net non-GAAP adjustments in the fourth quarter of 2022 were $2,012 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the fourth quarter were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $156 million, of which $136 million is included in cost of sales and the remaining $20 million in S&M expenses;
  Legal settlements and loss contingencies of $34 million;
  Goodwill impairment charges of $1,300 million;
  Impairment of long-lived assets of $145 million;
  Restructuring expenses of $30 million;
  Costs related to regulatory actions taken in facilities of $1 million;
  Equity compensation expenses of $36 million;
  Contingent consideration expenses of $63 million;
  Gain on sale of business in an amount of $15 million;
  Accelerated depreciation of $39 million;
  Financial expenses of $14 million;
  Items attributable to non-controlling interests in an amount of $43 million;
  Other non-GAAP items of $196 million; and
  Corresponding tax effects and unusual tax items of $56 million.

We believe that excluding such items facilitates investors' understanding of our business. Commencing the first quarter of 2022, we no longer exclude IPR&D acquired in development arrangements from our non-GAAP financial measures. In our comparable non-GAAP financial measures for the fourth quarter of 2021, we excluded $10 million IPR&D acquired in development arrangements. We are not recasting the non-GAAP presentation for the fourth quarter of 2021 since the adjustment is not significant. We have made this change to our presentation of non-GAAP financial measures to improve comparability of our non-GAAP presentation to those of other companies in the pharmaceutical industry that made a similar change to their presentations beginning in the first quarter of 2022.

For further information, see the tables below for a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the fourth quarter of 2022 was $973 million, compared to $456 million in the fourth quarter of 2021. The increase resulted mainly from the sale of accounts receivables under our U.S. securitization facility entered into in November 2022, partially offset by changes in working capital items, primarily an increase in accounts receivables, net of SR&A due to timing of sales cycle in the fourth quarter of 2022.

Free cash flow (defined as cash flow generated from operating activities, cash used for capital investments, beneficial interest collected in exchange for securitized accounts receivables, proceeds from divestitures of businesses and other assets and cash used for acquisition of businesses, net of cash acquired) was $1,140 million in the fourth quarter of 2022, compared to $716 million in the fourth quarter of 2021. The increase resulted mainly from higher cash flow generated from operating activities.

Segment Results for the Fourth Quarter of 2022

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended December 31, 2022 and 2021:

	Three months ended December 31,
	2022		2021
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$2,002	100%	$2,003	100%
Gross profit	1,085	54.2%	1,145	57.2%
R&D expenses	131	6.6%	151	7.5%
S&M expenses	209	10.4%	255	12.7%
G&A expenses	113	5.7%	88	4.4%
Other income	(2)	§	(17)	(0.8%)
Segment profit*	$633	31.6%	$668	33.4%

*Segment profit does not include amortization and certain other items.
§ Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our North America segment in the fourth quarter of 2022 were $2,002 million, flat, compared to the fourth quarter of 2021, mainly due to a decline in revenues from generic products, COPAXONE and BENDEKA and TREANDA, offset by higher revenues from our innovative products - AUSTEDO and AJOVY, and Anda.

Revenues in the United States, our largest market, were $1,912 million in the fourth quarter of 2022, an increase of $35 million, or 2%, compared to the fourth quarter of 2021.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended December 31, 2022 and 2021:

	Three months ended December 31,		Percentage Change
	2022	2021	2022-2021
	(U.S. $ in millions)

Generic products	$818	$905	(10%)
AJOVY	75	53	41%
AUSTEDO	344	282	22%
BENDEKA and TREANDA	75	93	(20%)
COPAXONE	101	129	(22%)
Anda	450	355	27%
Other*	138	186	(26%)
Total	$2,002	$2,003	§

* Other revenues in the fourth quarter of 2022 decreased mainly due to reduction in sales of certain innovative respiratory products. On October 1, 2022, we discontinued marketing ProAir® HFA.

Generic products revenues in our North America segment in the fourth quarter of 2022 decreased by 10% to $818 million, compared to the fourth quarter of 2021, mainly due to increased competition to parts of our portfolio as well as supply disruptions including the closure of the Irvine, CA site.

In the fourth quarter of 2022, our total prescriptions were approximately 80 million representing 8.3% of total U.S. generic prescriptions according to IQVIA data.

AJOVY revenues in our North America segment in the fourth quarter of 2022 were $75 million compared to $53 million in the fourth quarter of 2021. This increase was mainly due to growth in volume and favorable net pricing.

AUSTEDO revenues in our North America segment in the fourth quarter of 2022 were $344 million, compared to $282 million in the fourth quarter of 2021. This increase was mainly due to growth in volume.

BENDEKA and TREANDA combined revenues in our North America segment in the fourth quarter of 2022 decreased by 20% to $75 million, compared to the fourth quarter of 2021, mainly due to the availability of alternative therapies and intense competition. In December 2022, the orphan drug exclusivity that had attached to bendamustine products expired. To-date we are aware of one generic TREANDA product on the market.

COPAXONE revenues in our North America segment in the fourth quarter of 2022 decreased by 22% to $101 million, compared to the fourth quarter of 2021, mainly due to generic competition in the United States and a decrease in glatiramer acetate market share due to availability of alternative biologic therapies.

Anda revenues in our North America segment in the fourth quarter of 2022 increased by 27% to $450 million, compared to the fourth quarter of 2021, mainly due to higher demand.

North America Gross Profit

Gross profit from our North America segment in the fourth quarter of 2022 was $1,085 million, a decrease of 5% compared to the fourth quarter of 2021, mainly due to lower revenues as discussed above. Gross profit margin for our North America segment in the fourth quarter of 2022 decreased to 54.2%, compared to 57.2% in the fourth quarter of 2021. This decrease was mainly due to an unfavorable mix of products.

North America Profit

Profit from our North America segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our North America segment in the fourth quarter of 2022 was $633 million, a decrease of 5% compared to $668 million in the fourth quarter of 2021. Profit decreased mainly due to lower revenues, partially offset by lower operating expenses.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended December 31, 2022 and 2021:

	Three months ended December 31,
	2022		2021
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,129	100%	$1,268	100%
Gross profit	669	59.3%	760	59.9%
R&D expenses	55	4.9%	60	4.8%
S&M expenses	187	16.6%	218	17.2%
G&A expenses	63	5.6%	64	5.0%
Other income	(2)	§	(2)	§
Segment profit*	$366	32.4%	$420	33.1%

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the fourth quarter of 2022 were $1,129 million, a decrease of $139 million, or 11%, compared to the fourth quarter of 2021. In local currency terms, revenues increased by 4%, mainly due to higher demand for generic products resulting from new product launches as well as higher revenues from AJOVY, partially offset by lower revenues from COPAXONE and certain other respiratory products.

In the fourth quarter of 2022, revenues were negatively impacted by exchange rate fluctuations of $193 million, including hedging effects, compared to the fourth quarter of 2021. Revenues in the fourth quarter of 2022 included $46 million from a negative hedging impact, which are included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended December 31, 2022 and 2021:

	Three months ended December 31,		Percentage Change
	2022	2021	2022-2021
	(U.S. $ in millions)
Generic products	$914	$932	(2%)
AJOVY	35	29	19%
COPAXONE	61	95	(35%)
Respiratory products	75	93	(19%)
Other	43	119	(63%)
Total	$1,129	$1,268	(11%)

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the fourth quarter of 2022, decreased by 2% to $914 million, compared to the fourth quarter of 2021. In local currency terms, revenues increased by 10%, mainly due to higher demand for generic products resulting from new product launches.

AJOVY revenues in our Europe segment in the fourth quarter of 2022 increased by 19% to $35 million, compared the fourth quarter of 2021. In local currency terms, revenues increased by 34%, mainly due to launches and reimbursements in additional European countries and growth in existing countries.

COPAXONE revenues in our Europe segment in the fourth quarter of 2022 decreased by 35% to $61 million, compared to the fourth quarter of 2021. In local currency terms, revenues decreased by 27% due to price reductions and a decline in volume resulting from competing glatiramer acetate products and availability of alternative therapies.

Respiratory products revenues in our Europe segment in the fourth quarter of 2022 decreased by 19% to $75 million, compared to the fourth quarter of 2021. In local currency terms, revenues decreased by 8% mainly due to net price reductions and lower volumes.

Europe Gross Profit

Gross profit from our Europe segment in the fourth quarter of 2022 was $669 million, a decrease of 12% compared to $760 million in the fourth quarter of 2021. This decrease was mainly due to exchange rate fluctuations.

Gross profit margin for our Europe segment in the fourth quarter of 2022 decreased to 59.3%, compared to 59.9% in the fourth quarter of 2021. This decrease was mainly due to the negative impact of hedging activities, as discussed above.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the fourth quarter of 2022 was $366 million, a decrease of 13% compared to $420 million in the fourth quarter of 2021. This decrease was mainly due to lower gross profit as discussed above, partially offset by lower operating expenses.

International Markets Segment

Our International Markets segment includes all countries other than those in our North America and Europe segments.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended December 31, 2022 and 2021:

	Three months ended December 31,
	2022		2021
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$482	100%	$527	100%
Gross profit	253	52.6%	292	55.3%
R&D expenses	18	3.7%	17	3.2%
S&M expenses	112	23.2%	114	21.6%
G&A expenses	30	6.3%	30	5.7%
Other income	§	§	§	§
Segment profit*	$93	19.4%	$131	24.8%

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our International Markets segment in the fourth quarter of 2022 were $482 million, a decrease of $45 million, or 9%, compared to the fourth quarter of 2021. In local currency terms, revenues increased by 3% compared to the fourth quarter of 2021, mainly due to higher revenues in most markets.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended December 31, 2022 and 2021:

	Three months ended December 31,		Percentage Change
	2022	2021	2022-2021
	(U.S. $ in millions)
Generic products	$411	$438	(6%)
AJOVY	13	4	188%
COPAXONE	7	8	(19%)
Other	51	77	(34%)
Total	$482	$527	(9%)

Generic products revenues in our International Markets segment, including OTC products, were $411 million in the fourth quarter of 2022, a decrease of 6% compared to the fourth quarter of 2021. In local currency terms, revenues increased by 3%, due to higher revenues in most markets.

AJOVY was launched in certain markets in our International Markets segment, including in Japan during the third quarter of 2021. We are moving forward with plans to launch AJOVY in other markets. AJOVY revenues in our International Markets segment in the fourth quarter of 2022 were $13 million, compared to $4 million in the fourth quarter of 2021.

COPAXONE revenues in our International Markets segment in the fourth quarter of 2022 decreased by 19% to $7 million, compared to the fourth quarter of 2021. In local currency terms, revenues increased by 1%.

International Markets Gross Profit

Gross profit from our International Markets segment in the fourth quarter of 2022 was $253 million, a decrease of 13% compared to $292 million in the fourth quarter of 2021. Gross profit margin for our International Markets segment in the fourth quarter of 2022 decreased to 52.6%, compared to 55.3% in the fourth quarter of 2021, mainly due to foreign exchange rate fluctuations and a different portfolio mix.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the fourth quarter of 2022 was $93 million, compared to $131 million in the fourth quarter of 2021. This decrease was mainly due to lower gross profit.

Other Activities

We have other sources of revenues, primarily the sale of active pharmaceutical ingredients ("APIs") to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our North America, Europe or International Markets segments.

Our revenues from other activities in the fourth quarter of 2022 were $272 million, a decrease of 10% compared to the fourth quarter of 2021. In local currency terms revenues decreased by 7%.

API sales to third parties in the fourth quarter of 2022 were $168 million, a decrease of 18% in both U.S. dollars and local currency terms, compared to the fourth quarter of 2021.

Outlook for 2023 Non-GAAP Results

$ billions, except diluted EPS or as noted	2023 Outlook	2022 Actual
Revenues*	14.8 – 15.4	14.9
COPAXONE ($m)*	~500	691
AUSTEDO ($m)*	~1,200	971
AJOVY ($m)*	~400	377
Operating Income	4.0 – 4.4	4.1
Adjusted EBITDA	4.5 – 4.9	4.6
Diluted EPS ($)	2.25 – 2.55 1,123 million shares	2.52 1,115 million shares
Free Cash Flow**	1.7 - 2.1	2.2
CAPEX*	0.5	0.5
Tax Rate	14% – 17%	11.7%
Foreign Exchange	Volatile swings in FX can negatively impact revenue and income

* Revenues and CAPEX presented on a GAAP basis.

** Free Cash Flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables

Annual Report on Form 10-K

Teva's Annual Report on Form 10-K for the year ended December 31, 2022, which will be filed with the SEC, will include a complete analysis of the financial results for 2022 and will be available on Teva’s website: http://ir.tevapharm.com, as well as on the SEC’s website: http://www.sec.gov.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Wednesday, February 8, 2023 at 8:00 a.m. ET to discuss its fourth quarter and annual 2022 results and overall business environment. A question and answer session will follow.

In order to participate, please register in advance here to obtain a local or toll-free phone number and your personal pin. A live webcast of the call will be available on Teva's website at: https://ir.tevapharm.com/Events-and-Presentations. Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva's website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and innovative medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative medicines research and operations supporting our growing portfolio of innovative medicines and biopharmaceutical products. Learn more at www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; delays in launches of new generic products; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; our ability to develop and commercialize biopharmaceutical products; competition for our innovative medicines, including AUSTEDO, AJOVY and COPAXONE; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; and the effectiveness of our patents and other measures to protect our intellectual property rights.
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto; the widespread outbreak of an illness or any other communicable disease, or any other public health crisis; effectiveness of our optimization efforts; our ability to attract, hire, integrate and retain highly skilled personnel; manufacturing or quality control problems; interruptions in our supply chain; disruptions of information technology systems; breaches of our data security; variations in intellectual property laws; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism; costs and delays resulting from the extensive pharmaceutical regulation to which we are subject.
  the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; significant sales to a limited number of customers; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; increased legal and regulatory action in connection with public concern over the abuse of opioid medications and any delay in our ability to obtain sufficient participation of plaintiffs for the nationwide settlement of our opioid-related litigation in the United States; scrutiny from competition and pricing authorities around the world, including our ability to successfully defend against the U.S. Department of Justice criminal charges of Sherman Act violations; potential liability for intellectual property right infringement; product liability claims; failure to comply with complex Medicare and Medicaid reporting and payment obligations; compliance with anti-corruption, sanctions and trade control laws; environmental risks; and the impact of ESG issues;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our long-lived assets; the impact of geopolitical conflicts including the ongoing conflict between Russia and Ukraine; potential significant increases in tax liabilities; and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

and other factors discussed in this press release and in our Annual Report on Form 10-K for the year ended December 31, 2022, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)

		Three months ended		Year ended
		December 31,		December 31,
		2022	2021	2022	2021
		(Unaudited)	(Unaudited)	(Audited)	(Audited)
Net revenues		3,884	4,100	14,925	15,878
Cost of sales		2,113	2,049	7,952	8,284
Gross profit		1,770	2,050	6,973	7,594
Research and development expenses, net		210	244	838	967
Selling and marketing expenses		549	632	2,265	2,429
General and administrative expenses		289	276	1,180	1,099
Intangible assets impairment		132	129	355	424
Goodwill impairment		1,300	-	2,045	-
Other asset impairments, restructuring and other items		132	113	414	341
Legal settlements and loss contingencies		34	604	2,082	717
Other income		(19)	(26)	(107)	(98)
Operating income (loss)		(855)	78	(2,099)	1,716
Financial expenses – net		245	253	966	1,058
Income (loss) before income taxes		(1,100)	(175)	(3,065)	658
Income taxes (benefit)		154	(24)	(638)	211
Share in (profits) losses of associated companies, net		-	-	(21)	(9)
Net income (loss)		(1,254)	(151)	(2,406)	456
Net income (loss) attributable to non-controlling interests		(32)	7	(53)	39
Net income (loss) attributable to Teva		(1,221)	(159)	(2,353)	417

Earnings (loss) per share attributable to Teva:	Basic ($)	(1.10)	(0.14)	(2.12)	0.38
	Diluted ($)	(1.10)	(0.14)	(2.12)	0.38
Weighted average number of shares (in millions):	Basic	1,111	1,103	1,110	1,102
	Diluted	1,111	1,103	1,110	1,107

Non-GAAP net income attributable to Teva for diluted earnings per share:*		791	854	2,812	2,855

Non-GAAP earnings per share attributable to Teva:*	Diluted ($)	0.71	0.77	2.52	2.58

Non-GAAP average number of shares (in millions):	Diluted	1,121	1,108	1,115	1,107

* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)
(Audited)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	2,801	2,165
Accounts receivables, net of allowance for credit losses of $91 million and $90 million as of December 31, 2022 and December 31, 2021	3,696	4,529
Inventories	3,833	3,818
Prepaid expenses	1,162	1,075
Other current assets	549	965
Assets held for sale	10	19
Total current assets	12,051	12,573
Deferred income taxes	1,453	596
Other non-current assets	441	515
Property, plant and equipment, net	5,739	5,982
Operating lease right-of-use assets	419	495
Identifiable intangible assets, net	6,270	7,466
Goodwill	17,633	20,040
Total assets	44,006	47,666

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	2,109	1,426
Sales reserves and allowances	3,750	4,241
Trade payables	1,887	1,686
Employee-related obligations	566	563
Accrued expenses	2,151	2,208
Other current liabilities	1,005	903
Total current liabilities	11,469	11,027

Long-term liabilities:
Deferred income taxes	548	784
Other taxes and long-term liabilities	3,847	2,578
Senior notes and loans	19,103	21,617
Operating lease liabilities	349	416
Total long-term liabilities	23,846	25,395
Equity:
Teva shareholders’ equity:	7,897	10,278
Non-controlling interests	794	966
Total equity	8,691	11,244
Total liabilities and equity	44,006	47,666

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)

	Year ended		Three months ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating activities:	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Net income (loss)	$(2,406)	$456	$(1,254)	$(152)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Impairment of goodwill, long-lived assets and assets held for sale	2,447	584	1,445	183
Depreciation and amortization	1,308	1,330	306	320
Net change in operating assets and liabilities	1,257	(1,701)	250	180
Deferred income taxes — net and uncertain tax positions	(1,059)	(120)	155	(133)
Stock-based compensation	124	119	36	33
Other items	(91)	16	26	20
Research and development in process	-	10	-	10
Net loss (gain) from investments and from sale of business and long lived assets	10	104	9	(5)
Net cash provided by (used in) operating activities	1,590	798	973	456

Investing activities:
Beneficial interest collected in exchange for securitized trade receivables	1,140	1,648	286	370
Proceeds from sale of business and long lived assets	68	311	23	42
Purchases of property, plant and equipment	(548)	(562)	(142)	(153)
Purchases of investments and other assets	(1)	(47)	-	(11)
Proceeds from sale of investments	4	172	2	-
Other investing activities	-	1	1	(2)
Acquisitions of businesses, net of cash acquired	(7)	-	-	-
Net cash provided by (used in) investing activities	656	1,523	170	246

Financing activities:
Repayment of senior notes and loans and other long term liabilities	(1,369)	(6,649)	(713)	(5,174)
Proceeds from senior notes, net of issuance costs	-	4,974	-	4,974
Proceeds from short term debt	-	700	-	200
Repayment of short term debt	-	(700)	-	(500)
Redemption of convertible debentures	-	(491)	-	-
Other financing activities	(118)	(6)	-	(1)
Net cash provided by (used in) financing activities	(1,487)	(2,172)	(713)	(501)
Translation adjustment on cash and cash equivalents	(123)	(128)	146	(48)
Net change in cash, cash equivalents and restricted cash	$636	$21	$576	$153
Balance of cash, cash equivalents and restricted cash at beginning of year	2,198	2,177	2,258	2,045
Balance of cash, cash equivalents and restricted cash at end of year	2,834	2,198	2,834	2,198

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated Balance sheets:
Cash and cash equivalents	2,801	2,165	2,801	2,165
Restricted cash included in other current assets	33	33	33	33
Total cash, cash equivalents and restricted cash shown in the statements of cash flows	2,834	2,198	2,834	2,198

Reconciliation of gross profit to Non-GAAP gross profit

		Three months ended			Year ended
		December 31,			December 31,
($ in millions)		2022	2021		2022	2021
Gross profit	($)	1,770	2,050	($)	6,973	7,594
Gross profit margin		45.6%	50.0%		46.7%	47.8%
Increase (decrease) for excluded items:
Amortization of purchased intangible assets		136	165		649	702
Costs related to regulatory actions taken in facilities		1	5		7	23
Equity compensation		4	6		21	23
Accelerated Depreciation		39	5		115	18
Other non-GAAP items*		154	70		290	252
Non-GAAP gross profit	($)	2,105	2,301	($)	8,056	8,612
Non-GAAP gross profit margin**		54.2%	56.1%		54.0%	54.2%

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

** Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)

		Three months ended			Year ended,
		December 31,			December 31,
($ in millions)		2022	2021		2022	2021
Operating income (loss)	($)	(855)	78	($)	(2,099)	1,716
Operating margin		(22%)	1.9%		(14.1%)	10.8%
Increase (decrease) for excluded items:
Amortization of purchased intangible assets		156	188		732	802
Legal settlements and loss contingencies		34	604		2,082	717
Goodwill impairment		1,300	-		2,045	-
Impairment of long-lived assets		145	183		402	584
Other R&D expenses		-	10		-	15
Restructuring costs		30	37		146	133
Costs related to regulatory actions taken in facilities		1	5		7	23
Equity compensation		36	32		124	118
Contingent consideration		63	14		163	7
Gain on sale of business		(15)	(7)		(47)	(51)
Accelerated depreciation		39	5		117	18
Other non-GAAP items*		196	98		465	318
Non-GAAP operating income (loss)	($)	1,130	1,248	($)	4,139	4,401
Non-GAAP operating margin**		29.1%	30.4%		27.7%	27.7%

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants, material litigation fees and other unusual events.

** Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.

Reconciliation of net income (loss) attributable to Teva
to Non-GAAP net income (loss) attributable to Teva

		Three months ended			Year ended
		December 31,			December 31,
($ in millions except per share amounts)		2022	2021		2022	2021
Net income (loss) attributable to Teva	($)	(1,221)	(159)	($)	(2,353)	417
Increase (decrease) for excluded items:
Amortization of purchased intangible assets		156	188		732	802
Legal settlements and loss contingencies		34	604		2,082	717
Goodwill impairment		1,300	-		2,045	-
Impairment of long-lived assets		145	183		402	584
Other R&D expenses		-	10		-	15
Restructuring expenses		30	37		146	133
Costs related to regulatory actions taken in facilities		1	5		7	23
Equity compensation expenses		36	32		124	118
Contingent consideration expenses		63	14		163	7
Gain on sale of business		(15)	(7)		(47)	(51)
Accelerated depreciation		39	5		117	18
Financial expenses		14	25		61	128
Share in profits (losses) of associated companies - net		-	-		(22)	(1)
Items attributable to non-controlling interests		(43)	(5)		(96)	(15)
Other non-GAAP items*		196	98		465	318
Corresponding tax effects and unusual tax items		56	(178)		(1,016)	(360)
Non-GAAP net income attributable to Teva	($)	791	854	($)	2,812	2,855
Non-GAAP tax rate**		11.0%	15.0%		11.7%	16.4%

GAAP diluted earnings (loss) per share attributable to Teva	($)	(1.10)	(0.14)	($)	(2.12)	0.38
EPS difference***		1.81	0.91		4.64	2.20
Non-GAAP Diluted EPS attributable to Teva***	($)	0.71	0.77	($)	2.52	2.58
Non-GAAP average number of shares (in millions)***		1,121	1,108		1,115	1,107

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants, material litigation fees and other unusual events.

** Non-GAAP tax rate is tax expenses excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above.
***EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

Reconciliation of net income (loss) to adjusted EBITDA

		Three months ended			Year ended
		December 31,			December 31,
($ in millions)		2022	2021		2022	2021
Net income (loss)	($)	(1,254)	(151)	($)	(2,406)	456
Increase (decrease) for excluded items:
Financial expenses		245	253		966	1,058
Income taxes		154	(24)		(638)	211
Share in losses of associated companies- net		-	-		(21)	(9)
Depreciation		150	132		576	528
Amortization		156	188		732	802
EBITDA	($)	(550)	397	($)	(791)	3,046
Legal settlements and loss contingencies		34	604		2,082	717
Goodwill impairment		1,300	-		2,045	-
Impairment of long lived assets		145	183		402	584
Other R&D expenses		-	10		-	15
Restructuring costs		30	37		146	133
Costs related to regulatory actions taken in facilities		1	5		7	23
Equity compensation		36	32		124	118
Contingent consideration		63	14		163	7
Gain on sale of business		(15)	(7)		(47)	(51)
Other non-GAAP items *		196	98		465	318
Adjusted EBITDA	($)	1,240	1,373	($)	4,598	4,911

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants, material litigation fees and other unusual events.

	Segment Information

	North America		Europe		International Markets
	Three months ended December 31,		Three months ended December 31,		Three months ended December 31,
	2022	2021	2022	2021	2022	2021

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,002	$2,003	$1,129	$1,268	$482	$527
Gross profit	1,085	1,145	669	760	253	292
R&D expenses	131	151	55	60	18	17
S&M expenses	209	255	187	218	112	114
G&A expenses	113	88	63	64	30	30
Other (income) expense	(2)	(17)	(2)	(2)	§	§
Segment profit	$633	$668	$366	$420	$93	$131

	Segment Information

	North America		Europe		International Markets
	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2022	2021	2022	2021	2022	2021

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$7,452	$7,809	$4,525	$4,886	$1,903	$2,032
Gross profit	3,926	4,226	2,700	2,823	1,033	1,118
R&D expenses	532	618	213	244	72	68
S&M expenses	941	988	748	846	405	417
G&A expenses	474	427	246	244	119	109
Other (income) expense	(15)	(31)	(3)	(5)	(43)	(5)
Segment profit	$1,993	$2,224	$1,496	$1,494	$479	$529

Reconciliation of our segment profit
to consolidated income before income taxes

	Three months ended
	December 31,
	2022	2021

	(U.S.$ in millions)

North America profit	$633	$668
Europe profit	366	420
International Markets profit	93	131
Total segment profit	1,093	1,219
Profit (loss) of other activities	37	29
Total segment profit	1,130	1,248
Amounts not allocated to segments:
Amortization	156	188
Other asset impairments, restructuring and other items	132	113
Goodwill impairment	1,300	-
Intangible asset impairments	132	129
Legal settlements and loss contingencies	34	604
Other unallocated amounts	231	136
Consolidated operating income (loss)	(855)	78
Financial expenses - net	245	253
Consolidated income (loss) before income taxes	$(1,100)	$(175)

Reconciliation of our segment profit
to consolidated income before income taxes

	Year ended
	December 31,
	2022	2021

	(U.S.$ in millions)

North America profit	$1,993	$2,224
Europe profit	1,496	1,494
International Markets profit	479	529
Total segment profit	3,968	4,246
Profit (loss) of other activities	172	154
Total segment profit	4,140	4,401
Amounts not allocated to segments:
Amortization	732	802
Other asset impairments, restructuring and other items	414	341
Goodwill impairment	2,045	-
Intangible asset impairments	355	424
Legal settlements and loss contingencies	2,082	717
Other unallocated amounts	610	402
Consolidated operating income (loss)	(2,099)	1,716
Financial expenses - net	966	1,058
Consolidated income (loss) before income taxes	$(3,065)	$658

Revenues by Activity and Geographical Area
(Unaudited)

	Three months ended
	December 31,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
North America segment
Generics products	$818	$905	(10%)
AJOVY	75	53	41%
AUSTEDO	344	282	22%
BENDEKA/TREANDA	75	93	(20%)
COPAXONE	101	129	(22%)
Anda	450	355	27%
Other	138	186	(26%)
Total	2,002	2,003	§
§ Represents an amount less than $0.5 million or 0.5%, as applicable

	Three months ended
	December 31,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
Europe segment
Generics products	$914	$932	(2%)
AJOVY	35	29	19%
COPAXONE	61	95	(35%)
Respiratory products	75	93	(19%)
Other	43	119	(63%)
Total	1,129	1,268	(11%)

	Three months ended
	December 31,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
International Markets segment
Generics products	$411	$438	(6%)
AJOVY	13	4	188%
COPAXONE	7	8	(19%)
Other	51	77	(34%)
Total	482	527	(9%)

Revenues by Activity and Geographical Area
(Unaudited)

	Year ended
	December 31,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
North America segment
Generics products	$3,549	$3,769	(6%)
AJOVY	218	176	24%
AUSTEDO	963	802	20%
BENDEKA/TREANDA	316	385	(18%)
COPAXONE	387	577	(33%)
Anda	1,471	1,323	11%
Other	549	777	(29%)
Total	7,452	7,809	(5%)

	Year ended
	December 31,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
Europe segment
Generics products	$3,466	$3,569	(3%)
AJOVY	124	87	43%
COPAXONE	268	391	(31%)
Respiratory products	273	356	(23%)
Other	393	483	(19%)
Total	4,525	4,886	(7%)

	Year ended
	December 31,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
International Markets segment
Generics products	$1,586	$1,649	(4%)
AJOVY	35	50	(30%)
COPAXONE	36	37	(3%)
Other	246	295	(17%)
Total	1,903	2,032	(6%)

Free cash flow reconciliation
(Unaudited)

	Three months ended December 31,
	2022	2021

	(U.S. $ in millions)

Net cash provided by operating activities	973	456
Beneficial interest collected in exchange for securitized accounts receivables	286	370
Purchase of property, plant and equipment	(142)	(153)
Proceeds from sale of business and long lived assets.	23	43
Free cash flow	$1,140	$716

Free cash flow reconciliation
(Unaudited)

	Year ended December 31,
	2022	2021

	(U.S. $ in millions)

Net cash provided by operating activities	1,590	798
Beneficial interest collected in exchange for securitized accounts receivables	1,140	1,648
Purchases of property, plant and equipment	(548)	(562)
Proceeds from sale of business and long lived assets	68	311
Acquisition of businesses, net of cash acquired	(7)	-
Free cash flow	$2,243	$2,196

Contacts

IR Contacts
Ran Meir (267) 468-4475
Yael Ashman +972 (3) 914 8262

PR Contacts
Kelley Dougherty (973) 832-2810
Eden Klein +972 (3) 906 2645